Exhibit 10.55

THIS DEED is made on May 6, 2005

BETWEEN:

(1)           WARNER MUSIC GROUP CORP (formerly called W.M.G Parent Corp.), a Delaware corporation 13-4271875 whose principal business address is located at 75 Rockefeller Plaza, New York, NY 10019 ("Corp"); and

(2)           PAUL-RENE ALBERTINI of 83 Baker Street, London ("PRA").

RECITALS:

(A)                              On or after 1 October 2004, Corp and PRA entered into a Restricted Stock Award Agreement, a copy of which is annexed to this Deed.

(B)                                The parties wish to vary the Restricted Stock Award Agreement as provided in this Deed.

OPERATIVE PROVISIONS

1.                                       INTERPRETATION

Words and expressions defined in the Restricted Stock Award Agreement shall (save where expressed to the contrary) have the same meanings in this Deed of Variation.

2.                                       VARIATION OF RESTRICTED STOCK AWARD AGREEMENT

The Restricted Stock Award Agreement shall be and is hereby varied with immediate effect such that Clause 2 (Vesting) Sub-paragraph (a) shall be deleted and replaced as follows:

"Service-Based Restricted Stock.   Except as otherwise provided in this Agreement, one-third of the Restricted Shares (the "Service-Based Restricted Stock"), shall vest and become non-forfeitable in four equal instalments on the day prior to, with respect to the first two instalments, each of the first and second anniversaries of the Effective Date and, with respect to the third instalment, the day falling three months prior to the third anniversary of the Effective Date and, with respect to the fourth instalment, the fourth anniversary of the Effective Date provided that the Executive remains employed with the Company on each such date, such that one hundred percent (100%) of the Service-Based Restricted Stock shall be vested and non-forfeitable on the day prior to the fourth anniversary of the Effective Date; provided that any unvested Service-Based Restricted Stock shall become vested and non-forfeitable upon a termination of the Executive's employment with the Company (A) due to his death, (B) by the Company due to his Disability or without Cause or (C) by the Executive for Good Reason, in each case on or after a "Change in Control" (as defined in Section 2(b)(iii)(6)) or, in the case of a termination by the Company without Cause or a termination by the Executive for Good Reason, in anticipation of a Change in Control (a termination described in the foregoing proviso being referred to hereinafter as a "CIC Termination")."

3.                                       GENERAL

3.1                                 Except as amended by this Deed of Variation, the Restricted Stock Award Agreement remains in full force and effect in accordance with its terms.

3.2                                 This Deed of Variation may be executed by the different parties using separate documents in the same form.

3.3                                 This Deed shall be governed by and construed in accordance with English law. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the English courts in respect of any matter arising from or in connection with this Deed.

IN WITNESS of which this Deed has been executed on the date above.

EXECUTED as a DEED by Warner Music Group Corp.	)

acting by Paul Robinson	)	/s/ Paul Robinson

acting under the authority of Warner Music Group Corp.	)

EXECUTED as a DEED by	)

Paul-Rene Albertini	)	/s/ Paul-Rene Albertini

Signature of witness:	/s/ Adrienne Brown

Name of witness:	Adrienne Brown

Address of witness:	5 Mariners Terrace, Shore Road
Bosham, Sussex PO18 8JA

Occupation of witness:	Personal Assistant